Exhibit 99.1

Sucampo Pharmaceuticals Reports Third Quarter 2010 Financial Results

BETHESDA, Md.--(BUSINESS WIRE)--November 3, 2010--Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP) today reported its consolidated financial results for the quarter and nine months ended September 30, 2010.

Sucampo reported net income of $2.4 million, or $0.06 per diluted share, for the third quarter of 2010, compared to a net loss of $0.1 million, or break-even per diluted share, for the same period in 2009. The increase was driven mainly by increased revenues, including a $5.0 million milestone payment from Abbott Japan, partially offset by increased operating expenses. For the nine month period, Sucampo reported net income of $0.1 million, or break-even per diluted share, compared to a net loss of $2.1 million, or ($0.05) per diluted share, for the same period in 2009.

"During the third quarter, we continued to make substantial progress in preparing for several significant upcoming clinical trials, including additional indications for Rescula® (unoprostone isopropyl) and our planned additional efficacy study for lubiprostone for the treatment of opioid-induced bowel dysfunction, for which we plan to dose our first patient by the end of 2010," said James J. Egan, Chief Operating Officer. “For Amitiza(R), we recently submitted a marketing application to the Japanese Pharmaceuticals and Medical Devices Agency for approval to market Amitiza for the treatment of chronic idiopathic constipation while maintaining our focus on resolving the dispute with Takeda Pharmaceuticals as the arbitration proceedings have commenced.”

Financial Results

For the third quarter of 2010, Sucampo reported total revenue of $20.9 million, compared to $17.8 million for the same period in 2009. Key components of total revenue in the third quarter of 2010 included R&D revenue of $9.1 million and product royalty revenue of $10.4 million, compared to $7.0 million and $9.4 million, respectively, for the same period in 2009. The increase in R&D revenue is due primarily to revenue recognized under the agreement with Abbott Japan, which included revenue recognized from the $5.0 million milestone earned upon filing of the previously noted Japanese marketing application, partially offset by reduced revenue recognized in respect to the opioid-induced bowel dysfunction (OBD) program in the U.S. The 10.6% increase in product royalty revenue was in line with the increase in net sales as reported by Takeda which increased to $57.0 million for the third quarter 2010, compared to $52.0 million in the same period in 2009. The increase in net sales was primarily a result of a mid-2009 price increase for Amitiza, as the volume remained flat. For the nine month period, Sucampo reported total revenue of $49.5 million, compared to $51.1 million for the same period in 2009. Key components of total revenue for the first nine months of 2010 included R&D revenue of $15.9 million and product royalty revenue of $29.8 million, compared to $20.0 million and $27.2 million, respectively, for the same period in 2009.

Operating Expenses

R&D expenses were $6.3 million in the third quarter of 2010, compared to $7.4 million for the same period in 2009. The decrease in R&D expenses resulted primarily from the completion in July 2009 of the initial two phase 3 clinical trials of Amitiza for OBD, completion in July 2009 of the phase 2 trial of cobiprostone for the prevention of non-steroidal anti-inflammatory drug (NSAID) -induced gastrointestinal injury, partially offset by preclinical and basic development costs related to development of SPI-017, SPI-3608 and other preclinical programs. For the nine month period, R&D expenses were $16.5 million, compared to $27.0 million in the comparable period in 2009.

G&A expenses were $6.1 million in the third quarter of 2010, compared to $4.3 million for the same period in 2009. For the nine month period, G&A expenses were $18.5 million, compared to $10.7 million in the comparable period in 2009. The increase in G&A expenses is due primarily to costs incurred in connection with ongoing legal matters, including our dispute with Takeda.

Selling and marketing expenses were $2.6 million in the third quarter of 2010, compared to $3.0 million for the same period in 2009. For the nine month period, selling and marketing expenses were $7.1 million, compared to $7.7 million in the comparable period in 2009.

Cash, Cash Equivalents and Marketable Securities

At September 30, 2010, cash, cash equivalents and investments were $110.7 million, compared to $118.3 million at December 31, 2009. The decrease was due primarily to the use of cash in operating activities.

Quarter and Recent Highlights

  Sucampo is announcing today that Rescula has been designated as an Orphan Drug by the U.S. Food and Drug Administration for retinitis pigmentosa. Additionally, during the quarter, Sucampo made substantial progress in development of protocols for clinical development of Rescula for the indication of dry age-related macular degeneration.
  Sucampo submitted a marketing application to the Japanese Pharmaceuticals and Medical Devices Agency for approval to market Amitiza(R) (lubiprostone) 24 mcg for the treatment of chronic idiopathic constipation (CIC). Sucampo led the development program and is leading the regulatory activity of lubiprostone in Japan. This regulatory submission triggered a $5.0 million milestone payment from Abbott Japan.
  Sucampo announced interim results through 24 weeks of a 48-week phase 3 clinical trial to evaluate the long-term safety of lubiprostone in Japanese CIC patients. Those results showed that lubiprostone was safe and well-tolerated at the midpoint of the clinical trial. The Japanese marketing application will be amended in early 2011 with the complete results from this safety study. Top-line final results from this safety trial continue to be expected during the fourth quarter of 2010.

Takeda Dispute Update

As previously reported, Sucampo submitted for filing with the International Court of Arbitration, International Chamber of Commerce a demand for arbitration under the applicable provisions of the Collaboration and License Agreement between the Company and Takeda Pharmaceuticals Company Limited (Japan) dated October 29, 2004. Sucampo is seeking all appropriate relief, including production by Takeda of all information to which is entitled, a declaration of termination of applicable agreements, and all available monetary relief, equitable relief, attorneys’ fees and costs. All the arbitrators have been confirmed and the arbitration proceeding has commenced.

Company to Host Conference Call Today

In conjunction with its third quarter 2010 financial results announcement, Sucampo will host a conference call at 5:00 pm Eastern today. To participate on the live call, please dial 866-202-3109 (domestic) or 617-213-8844 (international), and provide the participant passcode 33045903, five to ten minutes ahead of the start of the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), with the passcode 73269025.

A live and archived audio webcast of the call will be available via the "For Investors" page of the Sucampo Pharmaceuticals website, www.sucampo.com. Please dial in or log on through Sucampo Pharmaceuticals' website approximately 10 minutes prior to the scheduled start time.

About Sucampo Pharmaceuticals

Sucampo Pharmaceuticals, Inc., an international biopharmaceutical company based in Bethesda, Maryland, focuses on the development and commercialization of medicines based on prostones. The therapeutic potential of prostones, which occur naturally in the human body as a result of enzymatic (15-PGDH) transformation of certain fatty acids, was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ Chairman and Chief Executive Officer. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding Chief Executive Officer and currently Advisor, International Business Development and a member of the Board of Directors. For more information about Sucampo Pharmaceuticals, please visit www.sucampo.com.

About Amitiza (lubiprostone) for Chronic Idiopathic Constipation and Irritable Bowel Syndrome with Constipation

Amitiza (lubiprostone) is indicated for the treatment of CIC (24 mcg twice daily) in adults and for IBS-C (8 mcg twice daily) in women ≥18 years of age and older.

Amitiza is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. Patients with symptoms suggestive of mechanical gastrointestinal obstruction should be thoroughly evaluated by the treating healthcare provider to confirm the absence of such an obstruction prior to initiating Amitiza treatment.

The safety of Amitiza in pregnancy has not been evaluated in humans. Amitiza should be used during pregnancy only if the benefit justifies the potential risk to the fetus. Women who could become pregnant should have a negative pregnancy test prior to beginning therapy with Amitiza and should be capable of complying with effective contraceptive measures.

Patients taking Amitiza may experience nausea. If this occurs, concomitant administration of food with Amitiza may reduce symptoms of nausea. Patients who experience severe nausea should inform their healthcare provider.

Amitiza should not be prescribed to patients that have severe diarrhea. Patients should be aware of the possible occurrence of diarrhea during treatment and inform their healthcare provider if the diarrhea becomes severe.

Patients taking Amitiza may experience dyspnea within an hour of first dose. This symptom generally resolves within three hours, but may recur with repeat dosing. Patients who experience dyspnea should inform their healthcare provider. Some patients have discontinued therapy because of dyspnea.

In clinical trials of Amitiza (24 mcg twice daily vs. placebo: N=1113 vs. N=316) in patients with CIC, the most common adverse reactions (incidence >4%) were nausea (29% vs. 3%), diarrhea (12% vs. 1%), headache (11% vs. 5%), abdominal pain (8% vs. 3%), abdominal distention (6% vs. 2%), and flatulence (6% vs. 2%).

In clinical trials of Amitiza (8 mcg twice daily vs. placebo: N=1011 vs. N=435) in patients with IBS-C, the most common adverse reactions (incidence >4%) were nausea (8% vs. 4%), diarrhea (7% vs. 4%), and abdominal pain (5% vs. 5%).

In clinical trials of Amitiza (24 mcg twice daily vs. placebo: N=1113 vs. N=316) in patients with CIC, Amitiza reached the primary endpoint of the change from baseline in the mean number of SBMs, with statistical significance. These data demonstrated that Amitiza increased the range of the number of spontaneous bowel movements (SBMs) in the treatment arms from 1.37 to 3.71-4.34 in Study SC0131 and 1.28 to 3.69-4.64 in Study SC0232, respectively. In the placebo arms of those studies, the range of SBMs went from 1.47 to 1.39-2.02 and from 1.52 to 1.85-2.47 in Study SC0131 and SC0232, respectively.

In clinical trials of Amitiza (8 mcg twice daily vs. placebo: N=1011 vs. N=435) in patients with IBS-C, Amitiza again met the primary endpoint, the percentage of overall responders in drug vs. placebo, with statistical significance. These data demonstrated that Amitiza-treated patients in Study 431 responded to treatment at a higher rate (13.8% vs. 7.8%) or 76% response rate over placebo rate. In Study 432, Amitiza-treated patients responded to treatment at a similarly high rate (12.1% vs. 5.7%) or 112% response rate over placebo rate. In trials designed to minimize the placebo effect, verum response rates were 76% and 112% over reported placebo rates in two separate, well-controlled, intent-to-treat pivotal trials. The trial designs were required by the FDA to minimize the placebo effect which is common in gastrointestinal studies and these particular treatment populations.

Please see complete Prescribing Information at www.amitiza.com.

Amitiza® is a registered trademark of Sucampo Pharmaceuticals, Inc. Rescula® is a registered trademark of R-Tech Ueno, Ltd. and is has been licensed to Sucampo for use in the U.S. and Canada.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” ”may” or other similar expressions. Forward-looking statements include statements about the potential utility of Amitiza to treat particular indications or conditions, including the potential utility of lubiprostone to treat chronic idiopathic constipation in Japanese patients, and future clinical trials. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those described in Sucampo Pharmaceuticals’ filings with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2009 and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo Pharmaceuticals’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise, except as required by law.

Sucampo Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues:
Research and development revenue	$9,072	$7,045	$15,918	$19,966
Product royalty revenue	10,400	9,367	29,785	27,227
Co-promotion revenue	1,282	1,266	3,357	3,406
Contract and collaboration revenue	154	153	459	451
Total revenues	20,908	17,831	49,519	51,050

Operating expenses:
Research and development	6,261	7,383	16,481	26,969
General and administrative	6,138	4,317	18,501	10,696
Selling and marketing	2,602	3,047	7,102	7,747
Milestone royalties - related parties	1,251	-	1,251	875
Product royalties - related parties	1,823	1,664	5,269	4,837
Total operating expenses	18,075	16,411	48,604	51,124

Income (loss) from operations	2,833	1,420	915	(74)
Non-operating income (expense):
Interest income	113	211	501	742
Other expense, net	(115)	(250)	(342)	(36)
Total non-operating income (expense), net	(2)	(39)	159	706

Income before income taxes	2,831	1,381	1,074	632
Income tax provision	(423)	(1,469)	(943)	(2,733)
Net income (loss)	$2,408	$(88)	$131	$(2,101)

Net income (loss) per share:
Basic net income (loss) per share	$0.06	$-	$-	$(0.05)
Diluted net income (loss) per share	$0.06	$-	$-	$(0.05)
Weighted average common shares outstanding - basic	41,849	41,844	41,848	41,844
Weighted average common shares outstanding - diluted	41,849	41,844	41,851	41,844

Comprehensive income (loss):
Net income (loss)	$2,408	$(88)	$131	$(2,101)
Other comprehensive income (loss):
Unrealized gain (loss) on investments, net of tax effect	12	20	5	(52)
Foreign currency translation	441	15	241	152
Comprehensive income (loss)	$2,861	$(53)	$377	$(2,001)

Sucampo Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands, except share data)

	September 30,	December 31,
	2010	2009
ASSETS:

Current assets:
Cash and cash equivalents	$39,290	$26,714
Investments, current	59,789	72,434
Product royalties receivable	10,400	11,023
Unbilled accounts receivable	716	644
Accounts receivable, net	6,348	512
Prepaid and income taxes receivable	-	-
Deferred tax assets, net	151	315
Prepaid expenses and other current assets	2,677	3,137
Total current assets	119,371	114,779

Investments, non-current	11,646	19,167
Property and equipment, net	2,067	2,242
Deferred tax assets, non-current	4,476	3,995
Other assets	3,535	4,788
Total assets	$141,095	$144,971

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$5,070	$3,195
Accrued expenses	9,101	6,545
Deferred revenue, current	1,410	10,565
Income taxes payable	496	349
Total current liabilities	16,077	20,654

Deferred revenue, non-current	8,109	8,643
Other liabilities	2,084	2,121
Total liabilities	26,270	31,418

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized at September 30, 2010 and December 31, 2009; no shares issued and outstanding at September 30, 2010 and December 31, 2009	-	-
Class A common stock, $0.01 par value; 270,000,000 shares authorized at September 30, 2010 and December 31, 2009; 15,658,938 and 15,655,730 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	156	156
Class B common stock, $0.01 par value; 75,000,000 shares authorized at September 30, 2010 and December 31, 2009; 26,191,050 shares issued and outstanding at September 30, 2010 and December 31, 2009	262	262
Additional paid-in capital	99,531	98,636
Accumulated other comprehensive income	730	484
Retained earnings	14,146	14,015
Total stockholders' equity	114,825	113,553
Total liabilities and stockholders' equity	$141,095	$144,971

Sucampo Pharmaceuticals, Inc.
Key Segment Information (unaudited)
(in thousands)

(In thousands)	Americas	Europe	Asia	Intercompany Eliminations	Consolidated
Three Months Ended September 30, 2010
Research and development revenue	$1,325	$-	$7,747	$-	$9,072
Product royalty revenue	10,400	-	-	-	10,400
Co-promotion revenue	1,282	-	-	-	1,282
Contract and collaboration revenue	142	-	290	(278)	154
Total revenues	13,149	-	8,037	(278)	20,908
Research and development expenses	3,304	338	2,903	(284)	6,261
Depreciation and amortization	228	3	8	-	239
Other operating expenses	9,680	368	1,521	6	11,575
Income (loss) from operations	(63)	(709)	3,605	-	2,833
Interest income	196	1	-	(84)	113
Other non-operating income (expense), net	(9)	(36)	(154)	84	(115)
Income (loss) before income taxes	$124	$(744)	$3,451	$-	$2,831
Capital expenditures	$74	$1	$15	$-	$90

Three Months Ended September 30, 2009
Research and development revenue	$3,562	$-	$3,483	$-	$7,045
Product royalty revenue	9,367	-	-	-	9,367
Co-promotion revenue	1,266	-	-	-	1,266
Contract and collaboration revenue	141	-	282	(270)	153
Total revenues	14,336	-	3,765	(270)	17,831
Research and development expenses	3,310	459	3,884	(270)	7,383
Depreciation and amortization	213	3	7	-	223
Other operating expenses	7,520	1,029	256	-	8,805
Income (loss) from operations	3,293	(1,491)	(382)	-	1,420
Interest income	277	-	2	(68)	211
Other non-operating income (expense), net	(17)	(22)	(279)	68	(250)
Income (loss) before income taxes	$3,553	$(1,513)	$(659)	$-	$1,381
Capital expenditures	$64	$-	$87	$-	$151

Nine Months Ended September 30, 2010
Research and development revenue	$3,898	$-	$12,020	$-	$15,918
Product royalty revenue	29,785	-	-	-	29,785
Co-promotion revenue	3,357	-	-	-	3,357
Contract and collaboration revenue	424	-	860	(825)	459
Total revenues	37,464	-	12,880	(825)	49,519
Research and development expenses	7,673	699	8,940	(831)	16,481
Depreciation and amortization	668	9	21	-	698
Other operating expenses	28,392	1,088	1,939	6	31,425
Income (loss) from operations	731	(1,796)	1,980	-	915
Interest income	723	1	2	(225)	501
Other non-operating income (expense), net	(42)	(184)	(341)	225	(342)
Income (loss) before income taxes	$1,412	$(1,979)	$1,641	$-	$1,074
Capital expenditures	$228	$2	$17	$-	$247

Nine Months Ended September 30, 2009
Research and development revenue	$12,539	$-	$7,427	$-	$19,966
Product royalty revenue	27,227	-	-	-	27,227
Co-promotion revenue	3,406	-	-	-	3,406
Contract and collaboration revenue	424	-	717	(690)	451
Total revenues	43,596	-	8,144	(690)	51,050
Research and development expenses	17,088	788	9,783	(690)	26,969
Depreciation and amortization	512	9	11	-	532
Other operating expenses	20,161	1,659	1,803	-	23,623
Income (loss) from operations	5,835	(2,456)	(3,453)	-	(74)
Interest income	928	-	4	(190)	742
Other non-operating income (expense), net	191	(392)	(25)	190	(36)
Income (loss) before income taxes	$6,954	$(2,848)	$(3,474)	$-	$632
Capital expenditures	$3,259	$3	$116	$-	$3,378

CONTACT:
Sucampo Pharmaceuticals, Inc.
Kate de Santis, 240-223-3834
or
Westwicke Partners
John Woolford, 410-213-0506